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EX-99 B. 4(iv)

                            [METLIFE INVESTORS LOGO]
                   First MetLife Investors Insurance Company

                               One Madison Avenue
                            New York, New York 10010


INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the same as the date of issue shown on the Contract Schedule Page.

Terms used in this Endorsement

(a)      "We" or the "Company", means First MetLife Investors Insurance Company.
(b) "Annuitant", "You", and "Your" refer to the measuring life who is also the owner of the annuity Contract.

THE FOLLOWING PROVISIONS APPLY TO A CONTRACT WHICH IS ISSUED ON A QUALIFIED BASIS IF THE APPLICATION INDICATES IT IS TO BE ISSUED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, ("CODE") SECTION 408(b). IN THE CASE OF A CONFLICT WITH ANY PROVISION IN THE CONTRACT OR ANY OTHER ENDORSEMENTS OR RIDERS (OTHER THAN ANY ENDORSEMENT OR RIDER THAT TAKES EFFECT AFTER THIS ONE), THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE FOLLOWING PROVISIONS APPLY IN LIEW OF ANY PROVISIONS IN THE CONTRACT TO THE CONTRARY:

1.       The Owner is the Annuitant.

2.       This Contract is not transferable.

3. This Contract, and the benefits under it, cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the issuer of the Contract.

4.       The Annuitant's entire interest in this Contract is nonforfeitable.

5. This Contract is established for the exclusive benefit of the Annuitant and the Annuitant's beneficiary(ies).

6. Except in the case of a rollover contribution or a non-taxable transfer (as permitted by Code sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8),
         403(b)(10), 408(d)(3) or 457(e)(16)), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed the limitation under section 219(b)(1)(A) for any taxable year.

7. No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

8. Distributions under the annuity payment options in the Contract must commence to be distributed, no later than the first day of April following the calendar year in which the Annuitant attains age 70 1/2, (required beginning date), over (a) the life of the Annuitant, or the lives of the Annuitant and his or her designated beneficiary within the meaning of section 401(a)(9) ("designated beneficiary"), or (b) a period certain not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in the Income Tax Regulations.

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         All distributions made hereunder shall be made in accordance with the requirements of Section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations there under.

         Life expectancy is computed by use of the expected return multiples as provided in Income Tax Regulations. Life expectancy for distributions under an annuity payment option may not be recalculated.

         If you have not already chosen an annuity payment option or made a full cash withdrawal, we will automatically send you information about annuity payment options when you attain age 70. Unless you choose another annuity payment option plan or choose to continue this Contract in effect, annuity payment options will, subject to our administrative procedures at that time, commence for your life with payments guaranteed for a period of ten years. Payments under this or another annuity payment option selected by you will commence within one year of your receipt of this information.

9. If required distributions are to be made in a form other than one of the annuity payment options available under the Contract, then the entire value of the Contract will commence to be distributed no later than the first day of April following the calendar year in which the Annuitant attains age 70 1/2 (required beginning date), over a period certain not extending beyond the distribution period provided in the Income Tax Regulations (whether, or not there is a designated beneficiary under the Contract).

         The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Annuitant's benefit ("Account Value") by the distribution period provided under the Income Tax Regulations. Distributions after the death of the Annuitant shall be distributed using the life expectancy of the beneficiary as the relevant divisor. If the designated beneficiary is the surviving spouse, then the remaining life expectancy shall be recomputed each year while such spouse is alive.

         In the case of a spousal beneficiary who is more than 10 years younger than the Annuitant, the remaining interest shall be distributed over a period not to exceed the joint and last survivor life expectancy of the annuitant and the beneficiary (from the joint and last survivor life expectancy tableVI, or such other table as provided in the Income Tax regulations).

         An Annuitant shall be permitted to withdraw the required distribution in any year from another individual retirement account or annuity maintained for the benefit of the Annuitant in accordance with federal income tax rules.

         The Annuitant shall be responsible for determining whether the minimum distribution requirements are met.

10. If the Annuitant dies after distributions have begun the following rules apply:

         (a) where distributions have begun under a permissible income annuity option, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Annuitant's death;

         (b) if distributions have begun in a form other than a permissible annuity payment option, payments must be made over a period not extending beyond the remaining life expectancy of the designated beneficiary as provided in Table V or such other table as provided in Income Tax Regulations (or over a period no longer than the remaining life expectancy of the Annuitant in the year of death reduced by one each year thereafter, where there is no designated beneficiary). Payments must commence no later than December 31st of the calendar year following the calendar year of the Annuitant's death.

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11.      IF THE ANNUITANT DIES BEFORE DISTRIBUTIONS HAVE BEGUN, THE ENTIRE
         AMOUNT PAYABLE TO THE BENEFICIARY WILL BE DISTRIBUTED NO LATER THAN DECEMBER 31 OF THE CALENDAR YEAR WHICH CONTAINS THE FIFTH ANNIVERSARY OF THE DATE OF THE ANNUITANT'S DEATH EXCEPT TO THE EXTENT THAT AN ELECTION IS MADE TO RECEIVE DISTRIBUTIONS IN ACCORDANCE WITH (A) OR (B)
         BELOW:

         (a) if any portion of the Contract proceeds is payable to a designated beneficiary, distributions may be made in installments over the life or over a period not extending beyond the life expectancy of the designated beneficiary commencing no later than December 31 of the calendar year immediately following the calendar year in which the Annuitant died;

         (c) if the designated beneficiary is the Annuitant's surviving spouse, and benefits are to be distributed in accordance with
                  (a) above, distributions must begin on or before the later of
                  (a) December 31 of the calendar year immediately following the calendar year in which the annuitant died or (b) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2.

12.      Special Rules for Distributions After the Annuitant's Death

         If the designated beneficiary is the Annuitant's surviving spouse, to the extent permitted under the tax law, the spouse may instead of receiving distributions under sections 10(b) and 11, treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from such Contract, or fails to elect any of the above provisions.

         For purposes of distributions beginning after the annuitant's death, the life expectancy of the surviving spouse shall be recalculated each year (except as provided under Income Tax Regulations after the death of the surviving spouse). In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Life expectancy for distributions under an annuity payment option available under the Contract may not be recalculated.

         Distributions are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under the Code or Income Tax Regulations.

         The designated beneficiary may continue the Contract in your name during the period that distributions are being made under sections 10(b) and 11. Your beneficiary may not make additional contributions but may make transfers or withdrawals, to the extent otherwise permitted under this Contract after your death.

13. The company shall furnish annual calendar year reports concerning the status of the annuity.

14. If we do not receive an initial contribution within 120 days of the Contract issue date, this Contract may be cancelled. Also, we may, if permitted by law, cancel your Contract by paying you its account balance if (a) we do not receive any contributions under your Contract for at least two full consecutive policy years; (b) the account balance is less than $2,000; and (c) such account balance if accrued with interest to age (70.5) at the minimum interest rate specified in the Contract will provide an income payment of less than $20 per month if calculated under the basis described in the Contract and exhibits thereto.

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15.      In order to continue to qualify this annuity Contract as an IRA under section 408(b) and to comply with Federal income tax rules, we have the right to interpret its provisions in accordance with the Code, including without limitation section 408(b), section 401(a)(9) and the regulations there under. We may amend this Contract to reflect changes in the tax law. We will notify you of any such amendments and, when required by law, we will obtain the approval of the appropriate regulatory authority.

All other terms and conditions of the Contract remain unchanged.

First MetLife Investors Insurance Company has caused this Endorsement to be signed by its President and Secretary.



/S/ signature                                /S/ signature
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                     Secretary                                      President

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